Exhibit (a)(1)(G)

FORM OF NOTICE OF EXPIRATION OF OFFER

To:	Jabil Circuit, Inc. Award Holders Participating in Offer

From:	[ ]

Date:	[ ]

Re:	Amended Stock Options and SARs

We are pleased to announce that we have completed our offer to amend or replace certain of your outstanding stock options and stock appreciation rights (collectively, “awards”) issued to you under the Jabil Circuit, Inc. 1992 Stock Option Plan or the Jabil Circuit, Inc. 2002 Stock Incentive Plan. You will find a personalized summary of your amended and replaced awards at [link]. The personalized summary is listed by employee identification number and the access password is the last four digits of your Social Security number. The summary lists all of your amended or replaced awards, the original and amended exercise prices, and the cash amount, if any, that will be paid to you in respect of the amended or replaced awards.

[Include following language if any cash payment will be paid: In addition, if you are eligible to receive a cash payment, we hereby promise to pay you the cash amount listed in the summary found at [link]. The cash amounts displayed are gross amounts and will have applicable taxes and deductions withheld. Please note that the cash payment for each award is based on the difference between the amended exercise price and the original exercise price multiplied by the number of shares covered by such award, less applicable tax withholding. The cash payment will be paid on the first regularly scheduled payroll date after December 31, 2008, which will be in early January 2009.]

We are in the process of entering the amended award information into our awards administration system and anticipate completing this process on or before June 17, 2008. As a result, we expect that you may exercise your amended or replaced awards commencing on or about June 18, 2008.

Please direct any questions regarding this notice to options_exchange_offer@jabil.com.

[Award Holder Name]

Stock Options:

	Grant Date	Option Number	Original Exercise Price Per Share	Amended Exercise Price Per Share	Number of Unexercised Shares Subject to the Eligible Option	Cash Payment

	[ ]	[ ]	[$ ]	[$ ]	[$ ]	[$ ]
Total						[ ]

SARs:

	Grant Date		SAR Number		Original Exercise Price Per Share		Amended Exercise Price Per Share		Number of Unexercised Shares Subject to the Eligible SAR		Cash Payment

	[	]	[	]	[$	]	[$	]	[$	]	[$ ]
Total											[ ]